Exhibit 5.1

June 4, 2013

First Security Group, Inc.
531 Broad Street
Chattanooga, Tennessee 37402

Re:    Registration Statement on Form S-1
Registration No. 333-188387
Ladies and Gentlemen:
We have acted as counsel to First Security Group, Inc., a Tennessee corporation (the “Company”), in connection with the preparation of the Company's registration statement on Form S-1 that is being filed herewith (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”). The Registration Statement relates to the proposed offer and sale of 60,735,000 shares of the Company's common stock, $0.01 par value per share (the “Registrable Shares”), by the selling shareholders identified in the Registration Statement. This opinion is delivered to you pursuant to Item 16 of Form S-1 and Item 601(b)(5) of Regulation S-K of the Commission.
In connection with this opinion, we have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. As to questions of fact material to this opinion, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; and (iii) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed. We have not undertaken any independent investigation of factual matters.
Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that the Registrable Shares have been duly authorized, validly issued and fully paid and are nonassessable.
In addition to the qualifications set forth above, this opinion is subject to the qualification that we express no opinion as to the applicability of, compliance with, or effect of any laws except the Tennessee Business Corporation Act, as amended (including the statutory provisions, all applicable provisions of the Tennessee constitution and reported judicial decisions interpreting the foregoing). This opinion is limited to the matters set forth herein and no other opinion should be inferred beyond the matters expressly stated. The foregoing opinion is rendered as of the date hereof. We assume no obligation to update such opinion to reflect any facts or circumstances which may hereafter come to our attention or changes in the law which may hereafter occur.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.
This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Very truly yours,

/s/ Bryan Cave LLP
Bryan Cave LLP